Exhibit 99.6

Sherman Capital Group LLC

3820 W. Happy Valley Road, Suite 141-601

Glendale, AZ 85310

Singer Children’s Management Trust

212 Vaccaro Drive

Cresskill, New Jersey 07626

David S. Oros

621 E. Pratt Street

Baltimore, Maryland, 21202

Milfam NG LLC

Lloyd I. Miller - Trust C

222 Lakeview Avenue, Suite 160-365

West Palm Beach, Florida 33401

March 2, 2012

VIA FACSIMILE AND FEDERAL EXPRESS

Board of Directors

Franklin Wireless Corp.

6205 Lusk Blvd.

San Diego, CA 92121

Attention: Mr. Gary Nelson, Chairman of the Board of Directors (the “Board”)

FOR IMMEDIATE DISTRIBUTION TO THE BOARD OF DIRECTORS

As you are aware, the undersigned group (the “Investor Group”) collectively owns approximately 12.95% of the common stock of Franklin Wireless Corp. (the “Company”). On August 4, 2011, certain members of the Investor Group sent a letter (the “August 4 Letter”) to the Board expressing their extreme dissatisfaction with the performance of the Company’s stock, the Company’s failure to adequately disclose information to its shareholders, and poor corporate governance. On November 16, 2011, the Investor Group sent another letter (the “November 16 Letter”) to the Board noting the Company’s continued poor performance, disenfranchisement of shareholders and failure to manage the Company so as to maximize value.

On December 14, 2011, members of the Investor Group filed a complaint (the “Complaint”) in Superior Court of the State of California for the County of San Diego alleging, among other things, breaches of fiduciary duty by the Board and Company management arising from, among other things, the matters described in the August 4 Letter and the November 16 Letter.

Following the filing of the Complaint, members of the Investor Group and the Board have engaged in communications relating to the consensual appointment to the Board of a designee proposed by the Investor Group. To date, however, those communications have not led to the appointment of such a designee director. As a result, the Investor Group continues to assess its options, including, but not limited to, proposing an alternate slate of directors at the Company’s next annual meeting of shareholders.

cc:	Mr. Gary Nelson

Mr. OC Kim

Very truly yours,

SHERMAN CAPITAL GROUP LLC

By:	/s/ Steven Sherman
Name:	Steven Sherman

SINGER CHILDREN’S MANAGEMENT TRUST

By:	/s/ Karen Singer
Name:	Karen Singer

By:	/s/ David S. Oros
David S. Oros

MILFAM NG LLC

By:	/s/ Lloyd I. Miller III
Name:	Lloyd I. Miller III

LLOYD I. MILLER - TRUST C

By:	/s/ Lloyd I. Miller, III
Name:	Lloyd I. Miller III